UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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RURAL/METRO CORPORATION

(Name of Registrant as Specified in Its Charter)

ACCIPITER LIFE SCIENCES FUND, LP
ACCIPITER LIFE SCIENCES FUND II, LP
ACCIPITER LIFE SCIENCES FUND (OFFSHORE), LTD.
ACCIPITER LIFE SCIENCES FUND II (OFFSHORE), LTD.
ACCIPITER LIFE SCIENCES FUND II (QP), LP
CANDENS CAPITAL, LLC
ACCIPITER CAPITAL MANAGEMENT, LLC
GABE HOFFMAN
NICOLE VIGLUCCI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On October 30, 2006, Accipiter Life Sciences Fund, LP (“Accipiter”), together with the other participants, made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the 2006 annual meeting of stockholders scheduled to be held December 1, 2006 (the “2006 Annual Meeting”) of Rural/Metro Corporation, a Delaware corporation (the “Company”).

Item 1:  Slide presentation to shareholders.

ACCIPITER CAPITAL MANAGEMENT PRESENTATION

RURAL/METRO CORPORATION
2006 ANNUAL MEETING

Our objective

We are one of the largest RURL stockholders. Our goal is to maximize stockholder value for all stockholders.

•Step 1: Replace two incumbent directors at the Annual Meeting on December 1, 2006

- Management and Board unresponsive to stockholders
- Refusal to provide stockholders with any financial projections regarding any operating metrics
- Poor stock performance
- Potential dilutive secondary offering
- Lack of accountability and sub-standard corporate governance practices

➡ **We Lack Confidence In The Ability And Commitment Of The Current Board To Maximize Stockholder Value**

•Step 2: Take appropriate action to maximize stockholder value

- Explore strategic alternatives to maximize stockholder value.
- Implement corporate governance improvements.

2

Step 1: Replace two incumbent directors at the Annual Meeting on December 1, 2006

3

ACCIPITER BACKGROUND

- New York based hedge fund investing solely in healthcare, approx. $500 million AUM.
- Not an "activist" investment firm, only second proxy contest in nearly 4 years since 12/02 inception.
  - Seeking minority position on Rural's Board (only 2 of 7 seats on classified Board)
- Willingness to invest in misunderstood/undervalued companies for long-term horizon.
- Generally supportive of management and on good terms with portfolio companies

4

Accipiter history with Rural

- One of 10 largest stockholders for over one year
- Shelf offering filed Feb. 2006; Rural refused to provide to public specific metrics for issuance of additional shares
- Request to contact an independent board member rebuffed
- Letter to Board dated May 5, 2006
    - Cordial and supportive of management's recent operation performance
    - Intended to make helpful suggestions to address issues concerning many shareholders
    - Contained supportive information regarding dilution on cash EPS basis
- Rural's response
    - Angry telephone call from CEO
    - No response from Board or any independent director
- Q3 FY 2006 results announced on morning of May 10, 2006– poor operating performance, conference call immediately followed
- Q3 FY 2006 conference call May 10, 2006 – poor operating performance, followed by management's inaccurate explanation

5

Lack of Transparency

- Narrow-minded policy involving refusal to provide stockholders with any financial projections regarding any operating metrics.
- Impossible to determine specific metrics utilized for management compensation.
- Continual earnings restatements
    - Financial and operating metrics difficult to analyze and compare to prior periods.
    - Company refuses to file restated historical results on Form 8-K.

6

Potential Dilutive Secondary Offering

- RURL filed a shelf registration statement to sell up to $120 million of debt and/or equity securities in February 2006
  - –Stock declined over 15% from the date of filing to date of Accipiter nominations (disclosed on Schedule 13D)
  - –Management did not specify on which metric or over which timeframe accretion would be measured

- Stockholder presentation filed Nov. 13, 2006: "timing based on accretive transaction per GAAP EPS per share"
  - –First public disclosure specifying GAAP

- Cash EPS from continuing operations is appropriate metric
  - –Rural pays minimal amount of cash taxes

- Accretion measured over what time frame?
  - –Forward fiscal year EPS = appropriate metric for long term stockholder interests

7

RURL - Secondary Analysis

Secondary Analysis: May 5, 2006

NO SECONDARY	FY 2005 A	1Q06 A	2Q06 A	FY 2006 E	FY 2007 E	FY 2008 E
Revenue	531.1	140.9	141.5	589.0	636.1	687.0
% growth yr over yr	*7.6%*	*10.0%*	*11.8%*	*10.9%*	*8.0%*	*8.0%*
Operating Income	41.1	14.8	13.6	58.9	63.6	68.7
% of sales	*7.7%*	*10.5%*	*9.6%*	*10.0%*	*10.0%*	*10.0%*
% growth yr over yr	*36.6%*	*34.0%*	*44.7%*	*43.3%*	*8.0%*	*8.0%*
Interest Expense	(29.6)	(7.5)	(7.7)	(29.1)	(26.9)	(24.9)
Interest Income	0.3	0.2	0.2	0.7	0.7	0.7
Pre-Tax Income	11.8	7.5	6.0	30.5	37.4	44.5
Cash Taxes	(0.5)	(0.0)	(0.4)	(0.8)	(1.0)	(1.2)
Minority Interest	(0.1)	(0.2)	(0.2)	(0.6)	(0.8)	(0.9)
Cash Net Income	11.2	7.3	5.5	29.0	35.6	42.3
Shares Outstanding	24.1	25.3	25.3	25.3	26.5	27.5
Cash EPS	$0.47	$0.29	$0.22	$1.15	$1.34	$1.54

SECONDARY	FY 2005 A	1Q06 A	2Q06 A	FY 2006 E	FY 2007 E	FY 2008 E
Revenue	531.1	140.9	141.5	589.0	636.1	687.0
% growth yr over yr	*7.6%*	*10.0%*	*11.8%*	*10.9%*	*8.0%*	*8.0%*
Operating Income	41.1	14.8	13.6	58.9	63.6	68.7
% of sales	*7.7%*	*10.5%*	*9.6%*	*10.0%*	*10.0%*	*10.0%*
% growth yr over yr	*36.6%*	*34.0%*	*44.7%*	*43.3%*	*8.0%*	*8.0%*
Interest Expense	(29.6)	(7.5)	(7.7)	(21.8)	(19.6)	(17.6)
Interest Income	0.3	0.2	0.2	0.7	0.7	0.7
Pre-Tax Income	11.8	7.5	6.0	37.8	44.7	51.8
Cash Taxes	(0.5)	(0.0)	(0.4)	(0.8)	(1.0)	(1.2)
Minority Interest	(0.1)	(0.2)	(0.2)	(0.6)	(0.8)	(0.9)
Cash Net Income	11.2	7.3	5.5	36.3	42.9	49.6
Shares Outstanding	24.1	25.3	25.3	33.8	35.0	36.0
Cash EPS	$0.47	$0.29	$0.22	$1.08	$1.23	$1.38
% Dilution From Secondary	**N/A**	**N/A**	**N/A**	**-6.2%**	**-8.6%**	**-10.3%**

Secondary Assumptions		
Share Price		$8.00
Shares to be Offered @ Current Stock		8.5
Purchase Amt for 12.75% Sr Disc Note		67.8
Notes Purchased	12.75%	due 2013
Interest Savings		7.3

** Includes claw-back and tender premiums. See chart to right.*

		Equity Claw	Tender	Total
Amt Outstanding @ Par ($$)	57.4			
% Allocation		33.33%	66.67%	
Allocation ($$)		19.1	38.3	
Implied Price @ Par	62.2			
Take-out Price		70.1	75.1	
Total Cost		21.6	46.2	67.8

8

Secondary Analysis: November 11, 2006

APPENDIX A

RURL - Secondary Analysis

NO SECONDARY	restated FY 2005 A	FY 2006 A	FY 2007 E	FY 2008 E
Revenue	501.5	548.5	597.9	651.7
% growth yr over yr	*1.6%*	*9.4%*	*9.0%*	*9.0%*
Operating Income	38.6	50.3	57.4	65.2
% of sales	*7.7%*	*9.2%*	*9.6%*	*10.0%*
% growth yr over yr	*26.3%*	*30.3%*	*14.1%*	*13.5%*
Interest Expense (assumes cont'd debt repayment)	(29.6)	(31.0)	(29.5)	(28.0)
Interest Income	0.3	0.5	0.7	0.9
Pre-Tax Income	9.3	19.8	28.6	38.1
Cash Taxes	(0.3)	(0.6)	(0.9)	(1.2)
Minority Interest	(0.1)	(0.8)	(1.1)	(1.5)
Cash Net Income	8.9	18.5	26.6	35.4
Shares Outstanding	24.1	24.8	25.6	26.3
Cash EPS	$0.37	$0.74	$1.04	$1.35
% growth yr over yr	*NM*	*100.6%*	*40.2%*	*29.3%*

SECONDARY	restated FY 2005 A	FY 2006 A	FY 2007 E	FY 2008 E
Revenue	501.5	548.5	597.9	651.7
% growth yr over yr	*1.6%*	*9.4%*	*9.0%*	*9.0%*
Operating Income	38.6	50.3	57.4	65.2
% of sales	*7.7%*	*9.2%*	*9.6%*	*10.0%*
% growth yr over yr	*26.3%*	*30.3%*	*14.1%*	*13.5%*
Interest Expense (assumes cont'd debt repayment)	(29.6)	(31.0)	(21.9)	(19.5)
Interest Income	0.3	0.5	0.7	0.9
Pre-Tax Income	9.3	19.8	36.2	46.6
Cash Taxes	(0.3)	(0.6)	(0.9)	(1.2)
Minority Interest	(0.1)	(0.8)	(1.1)	(1.5)
Cash Net Income	8.9	18.5	34.2	44.0
Shares Outstanding	24.1	24.8	33.9	34.7
Cash EPS	$0.37	$0.74	$1.01	$1.27
% growth yr over yr	*NM*	*100.6%*	*35.6%*	*25.8%*
% Dilution From Secondary	NM	NM	-3.2%	-5.8%

As shown in the tables below, we assume that Rural issues stock at the current stock price to redeem the entire amount of the 12.75% Senior Discount Notes. We estimate that Rural claws back one-third of the notes at the equity claw-back price of 112.75% of par which costs $22.2 million and that Rural tenders for two-thirds of the notes at the most recent trade price (77.1 on November 6, 2006) which costs $48.9 million.

Secondary Assumptions		
Share Price		$8.91
Shares to be Offered @ Current Stock Price		8.3
Purchase Amt for 12.75% Sr Disc Notes ($$)		74.2
Notes Purchased	12.75%	due 2013
Year 1 Interest Savings		7.5
Year 2 Interest Savings		8.5

** Includes $3 million advisory fee.*

** Cash int. savings are $0 until 2010 and and $12 million per year thereafter.*

		Equity Claw	Tender	Total
Amt Out @ Par ($$)	59.2			
% Allocation		33.33%	66.67%	
Allocation ($$)		19.7	39.5	
Par Amout Outstanding	93.5			
Bond Price @ Par	66.2			
Implied $ Price @ Par	62.2			
Take-out Price		70.1	77.1	
Total Cost		22.2	48.9	71.2

9

Additional Examples of Stockholder Alienation

• Form 10-K filing for FY 2001, 2002, 2003, 2005 and 2006 all late; Form 10-Q for Q1 FY 2007 late

•Insufficient time for stockholders to digest operating results

- •Press release issued at 5:15 pm Sept 12th announcing Q4 FY 2006 earnings release date of morning of Sept 13th (conference call on same day)

- •Q1 FY 2007 earnings delay Nov 8th, NT10-Q filed, scheduled for last day of extension, Nov 14th.

• Q3 FY 2006 conference call May 10, 2006 discussed EBITDA decline of 7% yr/yr, stock price dropped 18% intraday trading, closed down 10% from prior day's closing price

- –Increase in bad debt reserve, management describes cause inaccurately as "state of Arizona Medicaid has changed their computer system"
- –Accipiter due diligence confirmed no such change occurred
- –Q4 FY 2006 report – described issue accurately as related to Medicaid managed care payors, as well as Medicare Advantage

**Faced threat of Nasdaq delisting in FY 2003 and 2004

10

Rural's Board: A Long-Term History of Stockholder Value Destruction

- Disastrous rapid acquisition strategy in late 1990s, >50 acquisitions in 4 years

- Debt ballooned from $66 million in 1996 to $292 million in 2000
  - 1999 EPS from continued operations = $1.06
  - 2006 EPS from continued operations = $0.38

- Failed to effectively integrate billing and collection functions of acquired companies

- Purchased far flung assets, including Canada and Latin America

- Rural incurred significant losses, barely escaped bankruptcy, stock price plunged to under $1 by 2001.

11

Poor stock performance

A Long-term history of Stockholder Value Destruction

Rural's director nominees have served on Rural's Board for 9 and 14 years, respectively. During the entirety of their and the CEO's tenure at Rural, the stock price has dropped significantly, as evidenced in the graphs below.

Performance During Cor Clement's Tenure on the Board of Directors* to September 4, 2006
Growth of $100 Investment
$350
$300
$250
$200
$150
$100
$50
$0
Jul-93
Jul-94
Jul-95
Jul-96
Jul-97
Jul-98
Jul-99
Jul-00
Jul-01
Jul-02
Jul-03
Jul-04
Jul-05
Jul-06
Russell 2000
Rural/Metro

* Stock performance measured from IPO in July 1993, Clement has served on the BOD since May 1992

Performance from Henry Walker's Appointment to the Board of Directors in September 1997 to September 4, 2006
Growth of $100 Investment
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
Sep-97
Sep-98
Sep-99
Sep-00
Sep-01
Sep-02
Sep-03
Sep-04
Sep-05
Sep-06
Russell 2000
Rural/Metro
Morgan Stanley Healthcare Provider Index

12

Poor stock performance

Using a shorter term horizon, such as the beginning of Fiscal Year 2006 through the filing of the notice of nomination of Accipiter's nominees, Rural's stock price has also significantly underperformed.

Performance from Beginning of Fiscal Year 2006
on July 1, 2005 to September 4, 2006
Growth of $100 Investment
$130
$120
$110
$100
$90
$80
$70
Jun-05
Aug-05
Oct-05
Dec-05
Feb-06
Apr-06
Jun-06
Aug-06
Russell 2000
Rural/Metro
Morgan Stanley Healthcare Provider Index

13

Plunging Stock Price – Stagnant Board

- 4 of 6 independent directors have served for >7 years
  - Cor Clement: January 1992
  - Louis Jekel: August 1998
  - Henry Walker: September 1997
  - Mary Anne Carpenter: January 1998

- Stock price lower today than when each of the nominees joined the Rural Board

- Rural's Board is clearly in need of fresh ideas, rather than the same people who have overseen disastrous stockholder returns

14

Lack of accountability & sub-standard corporate governance practices

Where does Rural currently stand on corporate governance practices?
It is obvious that Rural has long-ignored proper corporate governance:

- Poison pill renewed in August 2005
- Staggered board
- Supermajority voting provision that requires vote of at least 66 2/3% of outstanding stock to approve certain fundamental transactions
- Stockholders not permitted to call special meetings
- Stockholders not generally permitted to act by written consent
- Advance notice provisions for nominations of independent directors and other stockholder proposals
- 2,000,000 shares of "Blank Check" preferred authorized stock for issuance

These defensive measures only serve to entrench and protect the incumbent board and management team in spite of terrible operating performance, lagging stock price, poor capital allocation and excessive management compensation

15

Lack of accountability & sub-standard corporate governance practices

Disproportionate Compensation

- Board – 100% cash compensation
- Higher than industry average: $70k annual retainer, Chairman $50k additional, 2 Vice Chairmen $20k additional. Ironically, the Chairman and a Vice Chairman are up for re-election at this year's annual meeting.
- Management incentive payments 100% cash, no stock or options
- Management owns < 3% of stock
- Independent board members own < 1% of shares outstanding
- No requirements for management stock ownership

Although Compensation Committee states that equity aligns interests, the Board has not adopted or submitted to the stockholders a new plan for approval since the old plan terminated in 2003. Why? The Board's inactivity appears to be inconsistent with the Compensation Committee's stated beliefs.

16

Rural's Misleading Materials Filed With the SEC:

What Rural Says vs. The Facts

Rural's Use of 'Smokescreen'Tactics to Divert Attention From Real Issues

Rural's materials make the following misleading claims regarding Accipiter's investment in a primary competitor, Emergency Medical Services Corporation (EMS):

"While the Accipiter Group claims to "protect the interests of all stockholders," they have failed to mention that they hold a 10.1% stake in one of the Company's primary competitors…"

"Accipiter has failed to disclose to our stockholders their significant financial interest in a primary competitor of the Company. We believe this conflict would undermine their ability to effectively serve the balance of Rural/Metro's stockholders, particularly in a takeover situation."

"The Board believes this conflict is particularly troubling in light of the Accipiter Group's support for removing many of the defensive mechanisms that serve to encourage hostile bidders to negotiate with the Board."

Here are the Facts:

•EMS' 2006 Proxy Statement discloses that Onex Corporation controls approx. 97% of the voting interests in EMS, while Accipiter controls less than 1% of the voting power of EMS. We have to ask the question what sort of conflict of interest can arise when publicly filed materials clearly show that Accipiter and affiliates have no ability whatsoever to direct the management or affairs of EMSC.

• Rural's assertion that Accipiter holds a 10.1% stake in EMS is plainly incorrect. A Form 4 filed on August 24, 2006 clearly shows that Accipiter owns less than 10% of the outstanding Class A shares of EMS and even indicates that Accipiter is no longer subject to Section 16.

•Investment in EMS since IPO in Dec 2005 evidence of Accipiter's belief that emergency transportation represents attractive long term investment opportunity

•Inference that Accipiter nominees would not perform duties in ethical, legal, and professional manner is baseless and inappropriate

17

Step 2: Take action to maximize stockholder value

18

Why our nominees should replace two incumbent directors

Accipiter is incentivized to maximize stockholder value

- **The Committee has a substantial financial incentive to maximize stockholder value**
  - Accipiter owns approximately 7.7% of Rural – our incentive is aligned with the other stockholders
  - The nominees are committed to vigorously exercising their fiduciary duties for the benefit of all stockholders
- **Current board of directors need an injection of new blood**
  - Based on the track record of the Rural Board, we lack confidence in the ability of the current directors to take all actions necessary to maximize stockholder value. We believe that the actions taken by the Rural Board over the past five years expose a board and management team that is reactive to problems rather than proactive in creating and unlocking stockholder value.

19

Take action to maximize stockholder value

ACCIPITER'S PLAN

- Engage an investment banking firm to assist the Board in evaluating all strategic options, including:
  - Review capital structure
  - Evaluate refinancing options that would be accretive to forward fiscal year cash EPS from operations
  - Contact potential financial and strategic acquirers

- Propose corporate governance reforms
  - De-classify Board
  - Eliminate supermajority voting requirements
  - Permit stockholders to call a special meeting
  - Terminate poison pill
  - Align Board and management compensation more closely with stockholder interest by proposing an Equity Incentive Plan

- Improve stockholder communication and transparency

20

Why our nominees should replace the current directors

Experienced nominees with clear mandate – maximize stockholder value

Gabe Hoffman:

- 8 years in public healthcare investing, 6 years in senior positions
- Founder, sole principal, portfolio manager, Accipiter, 2002-present
- Co-Manager, Welch Life Sciences Fund, 2000-2002

Nicole Viglucci, CFA:

- High Yield Healthcare Analyst, Lehman Brothers, 1997-2000
- Private Equity Healthcare Analyst, The Carlyle Group, 2000-2002
- Public Equity Healthcare Investor, 2002-present

21

SUMMARY

•Rural's long term stockholder performance exceptionally poor

•Majority of current Board presided over the actions directly related to such performance

•Management has taken an extreme position by refusing to provide stockholders with any specific financial outlook, or any elements thereof

•Compensation not aligned with shareholder interests – 100% cash

•Poor corporate governance

•Accipiter nominees will work to address the issues facing Rural, review alternatives, propose fresh ideas, and build long term stockholder value

22

Accipiter Capital Management, LLC
399 Park Avenue, 38th Floor
New York, NY 10022

May 5, 2006

Rural/Metro Corporation

Board of Directors

9221 East Via de Ventura

Scottsdale, AZ 85258

To the Board of Directors of Rural/Metro Corporation:

Accipiter Capital Management, LLC, together with its affiliates (“Accipiter”), is currently the beneficial owner of over 1,200,000 shares or approximately 5% of the shares outstanding of Rural/Metro Corporation (“Rural” or the “Company”). We believe that at current levels, the Company’s shares are undervalued and represent a compelling investment opportunity.

We started accumulating a position in Rural at the end of July at approximately $8.00 per share. Since that time, Rural has reported significantly improved results, cash flow and debt repayment. For example, operating income increased almost 40% year to date for fiscal 2006 compared to the same period last year. Yet the share price is essentially unchanged. As a result, the enterprise value / LTM EBITDA multiple has decreased from 9.5x last July to 8.2x currently despite no adverse change in the Company’s outlook. Moreover, Rural repaid approximately $16 million of debt since October 2005 or $0.62 per share. At a bare minimum, the Company’s share price should have appreciated by that amount. Rural’s flat stock performance since August compares with an approximate 12.5% return in the Russell 2000 index during that same time period.

Rural’s management team is doing a solid job operating the Company, but we believe a significant disconnect exists between Rural’s stock price and the Company’s positive business outlook due to the following two factors:

1.	Overhang from a potential equity offering.

2.	Lack of financial guidance.

Equity Offering: Since February 8, 2006, when Rural filed a shelf statement, the stock has decreased from $8.93, or over 10%, despite reporting strong operating results for the second fiscal quarter of 2006 the following day. Based on conversations with current and potential investors, we believe that the shelf filing has created expectations that an equity offering is imminent and will be completed at a stock price near current levels, which would be dilutive to shareholder value. These expectations directly result from the lack of clear communication from the Company regarding specific parameters for measuring accretion of an equity offering.

While using proceeds to repay the 12.75% senior discount notes from a secondary offering at the current stock price would be accretive to GAAP earnings, we believe that accretion should be measured on a cash earnings basis. GAAP earnings are meaningless as a valuation metric for a company such as Rural which does not pay cash taxes due to significant net operating loss carryforwards, since GAAP earnings completely ignore the resulting incremental cash stream.

Turning to free cash flow yield, we estimate that Rural will generate approximately $30 million in free cash flow or over $1.15 per share this fiscal year, equating to a free cash flow yield of nearly 15% on a stock price of $8.00. Clearly, selling equity which is yielding a 15% cash return to redeem bonds with an interest rate of only 12.75% would be detrimental to shareholder value.

Timeframe is also a very important parameter for determining the accretion of an equity offering. Accretion should be measured on a forward looking basis rather than on current or historical earnings, since many investors value companies based on their growth prospects. As long-term oriented investors, we believe shareholder value would be significantly impaired if Rural were to pursue an equity offering only marginally accretive to current fiscal year cash earnings, but dilutive to next fiscal year’s cash earnings.

We have attached a spreadsheet which analyzes the impact of an equity offering and assumes that Rural uses the proceeds to repay the senior discount notes. We estimate that at an $8.00 stock price, an equity offering would be over 6% dilutive to current fiscal year cash earnings, over 8.5% dilutive to fiscal year 2007 cash earnings and over 10% dilutive to fiscal year 2008 cash earnings. According to our analysis, a secondary offering does not become accretive on fiscal year 2007 cash earnings until the stock reaches at least $12.50 and on fiscal year 2008 cash earnings until at least $14.50.

In addition, we believe that Rural should not offer equity until the Company obtains adequate sell-side analyst coverage. Companies with little analyst coverage tend to have depressed valuations relative to more widely followed companies with similar prospects. Publication of research reports and financial models greatly reduce the time and effort required for an investor to become familiar with a company. Due to the large amount of research required, a company that is under-followed will tend to suffer from a lack of interest from the investment community and hence a discounted multiple. We would expect analyst coverage to result in a more attractively valued stock price over time, and hence a more accretive equity offering.

Moreover, sell-side analysts have much stronger relationships with the investment community than do capital market groups at investment banks. Thus research analysts are instrumental in ensuring that secondary shares are appropriately valued and placed with the proper long-term investors.

Most importantly, we think Rural should share with investors their specific parameters for offering stock. We asked management what we believed to be a reasonable and topical question relating to this on Rural’s last conference call, and we did not receive an answer as shown below in the transcript from the February 6, 2006 earnings conference call:

Gabe Hoffman:

SURE, AND JUST-- THAT'S HELPFUL. AND JUST TO FOLLOW-UP, YOU'RE THINKING OF ACCRETION DILUTION ON A REPORTED BASIS OR ON A CASH EARNINGS BASIS, AND IF SO, YOU KNOW, OVER WHAT TIMEFRAME ARE YOU THINKING? ARE YOU THINKING A NEXT 12-MONTH TIMEFRAME IS HOW YOU GUYS APPROACH THE ACCRETION/DILUTION MATH?

Mike Zarriello:

AGAIN, YOU KNOW, WE JUST FILED THIS THING. WE ARE IN A QUIET PERIOD AND I REALLY CAN'T GET INTO THAT, YOU KNOW, UNTIL I THINK IT, WHEN IT WOULD BECOME EFFECTIVE, I THINK IT WOULDN'T BE PRUDENT TO REALLY GO DOWN THAT PATH RIGHT NOW.

We believe that uncertainty over the timing and price at which Rural will complete an equity offering is capping the stock price. If management were to share its parameters on calculating accretion, we think that the overhang would be removed, the stock price would recover, and the Company could issue stock at a higher and more accretive valaution.

There are numerous ways in which Rural management can state its parameters for an equity offering and alleviate investor concern without undermining the Company’s credibility or flexibility. We believe that any of the following statements would provide investors with a greater degree of clarity and significantly boost the Company’s share price:

1.	We believe that our current stock price is significantly undervalued.

2.	We will not offer equity unless it is accretive to next fiscal year’s cash earnings.

3.	Our current stock price is well below where we would consider selling equity.

Investor Communications: Rural is one of only a few publicly-traded companies that does not provide any financial guidance. Companies that do not give guidance trade at discounts to their peer group. Because investors are not as familiar with the industry outlook and business prospects as are senior management and the Board of Directors, investors will tend to use a higher discount rate for projected results, which translates into a lower stock price. We note that guidance is not an all-or-none situation. Management can provide guidance on various components of the Company’s financial model without necessarily providing spot guidance for EBITDA or earnings per share.

Importantly, providing guidance is a means by which investors can judge management. According to Rural’s most recent proxy statement, the Company’s executive compensation programs are based on the belief that the interests of executive officers should be directly aligned with those of shareholders. The Compensation Committee report listed a number of qualitative and quantitative measures used to determine cash compensation of senior management. It is not only important, but a matter of fairness, to provide a company’s owners with some degree of specific metrics and goals with which to evaluate management performance.

The frequent restatement of prior financial results, which occurs nearly every quarter, only exacerbates the lack of guidance. We understand that when Rural terminates or loses a contract, GAAP requires restatement of earnings. These regular restatements are complex and require a great degree of time and effort for investors to analyze. Further, Rural only provides the restatement for the prior year quarter. Given the seasonality in the business, it would be helpful for Rural to provide restated financials for the last four quarters so that investors can analyze a full year of results. Many companies file 8-K’s with unaudited pro forma results for the last twelve months after there has been a material change to financial results.

Because Rural is a small capitalization stock, the amount of dollars that can be invested in the Company’s shares is small relative to other opportunities. Yet, given the lack of financial guidance and continually restated results, the amount of work required to make an investment decision in Rural is not commensurate with the potential financial return.

These factors create obstacles for both investors and research analysts to suitably assess the Company’s prospects, and have resulted in a substantially undervalued share price, in our view.

We appreciate the time Jack Brucker, Michael Zarriello, and Liz Merritt have spent to help us better understand the Company. We intend to remain one of Rural Metro’s significant shareholders for the long term, and as such we wish to engage management and the Board of Directors in a constructive dialogue to more fully discuss the contents of our letter.

Sincerely,

/s/ Gabe Hoffman

Gabe Hoffman

General Partner